Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-101076 on Form S-8 pertaining to the Millennium Bankshares Corporation Incentive Stock Option Plan and to the incorporation by reference in Registration No. 333-101077 on Form S-8 pertaining to the Millennium Bankshares Corporation 401(k) Plan and Trust of our report dated April 13, 2007 on the consolidated financial statements of Millennium Bankshares Corporation, which report is included in Form 10-K for Millennium Bankshares Corporation for the year ended December 31, 2006.

Crowe Chizek and Company LLC

Lexington, Kentucky

April 17, 2007